EXHIBIT (e)(9)

AGREEMENT AND PLAN OF MERGER

Dated as of June 18, 2004

Among

JONES APPAREL GROUP, INC.,

MSC ACQUISITION CORP.

And

MAXWELL SHOE COMPANY INC.

i

Exhibit A -	Conditions to the Offer

Exhibit B -	Amended and Restated Certificate of Incorporation of the Surviving Company

ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 18, 2004, among Jones Apparel Group, Inc., a Pennsylvania corporation (“Parent”), MSC Acquisition Corp., a New York corporation and an indirect wholly owned subsidiary of Parent (“Sub”), and Maxwell Shoe Company Inc., a Delaware corporation (the “Company”).

WHEREAS Sub has outstanding an offer (the “Existing Offer”, and, as amended from time to time in accordance with this Agreement, the “Offer”) to purchase all the outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”), including the associated Rights (as defined in Section 3.01(c)), on the terms and subject to the conditions set forth in the Offer to Purchase dated March 23, 2004 (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal;

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), whereby each issued and outstanding share of the Company Common Stock not directly owned by Parent, Sub or the Company (other than Appraisal Shares (as defined in Section 2.01(b))), will be converted into the right to receive the per share consideration paid pursuant to the Offer;

WHEREAS the Board of Directors of the Company has determined that the terms of the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair and in the best interests of the Company’s stockholders and resolved and agreed to recommend that the Company’s stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement (if required by law);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer and the Merger

SECTION 1.01. The Offer. (a) Subject to the conditions of this Agreement, as promptly as practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, amend the Existing Offer to reflect the terms and conditions of this Agreement, including the purchase price of $23.25 per share of Company Common

Stock (and associated Right), net to the seller in cash, without interest thereon (the “Offer Price”), and to set July 6, 2004 (the “Initial Expiration Date”), as the expiration date for the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver by Sub of the conditions set forth in Exhibit A. Sub expressly reserves the right, subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive or change the Minimum Tender Condition (as defined in Exhibit A), (iv) add to the conditions set forth in Exhibit A, modify any condition set forth in Exhibit A or amend any term of the Offer set forth in this Agreement, in each case, in any manner adverse to the holders of Company Common Stock, (v) extend the Offer or (vi) change the form of consideration payable in the Offer (other than by adding consideration). Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer from time to time for one or more additional periods of not more than five business days each, or such longer period as may be approved by the Company, if at the scheduled expiration date of the Offer any of the conditions set forth in Exhibit A to Sub’s obligation to purchase shares of Company Common Stock are not satisfied or (if permitted) waived, until such time as such conditions are satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer; provided, that, the expiration date of the Offer shall not be extended beyond July 19, 2004 (the “Outside Date”). In addition, if, at the scheduled or extended expiration date of the Offer, all the conditions to the Offer have been satisfied or waived but the Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90% of the outstanding Company Common Stock, without the consent of the Company, Sub shall (subject to applicable law) have the right to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act, for up to 20 business days after Sub’s acceptance for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer in accordance with Exchange Act Rule 14e-1(c) or (in the case of shares tendered during any subsequent offering period) as soon as practicable following the valid tender thereof in accordance with Exchange Act Rule 14d-11.

(b) As promptly as reasonably practicable after the date of this Agreement, Parent and Sub shall amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) with respect to the Existing Offer, and file such amendment (the “Schedule TO Amendment”) with the SEC. The Schedule TO Amendment shall contain a supplement to the Offer to Purchase and a revised form of the letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). Parent and Sub shall promptly mail the supplement to the Offer to Purchase and revised letter of transmittal to holders of shares of Company Common Stock. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

(c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

(d) As promptly as practicable after the date of this Agreement, Parent and Sub shall terminate their solicitation of written consents from the Company’s stockholders in connection with the Existing Offer and amend their Consent Statement filed with the SEC on April 21, 2004 to provide for such termination.

SECTION 1.02. Company Actions. (a) The Board of Directors of the Company hereby approves of, recommends and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) On the date the Schedule TO Amendment is filed with the SEC, the Company shall file with the SEC an amendment (the “Schedule 14D-9 Amendment”) to its Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on March 29, 2004 with respect to the Offer, including an Information Statement (as defined in Section 3.01(d)) (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), and shall promptly mail the Schedule 14D-9 Amendment (including the Information Statement) to the holders of Company Common Stock. The Schedule 14D-9 shall describe the recommendations referred to in the second paragraph of Section 3.01(d). Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 (including the Information Statement) if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 (including the Information Statement) and to cause the Schedule 14D-9 (including the Information Statement) as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive after the date of this Agreement from the SEC or its staff with respect to the Schedule 14D-9 or the Information Statement promptly after the receipt of such comments.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a date no earlier than two business days prior to the date hereof and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders. Subject to the requirements of applicable statutes, laws (including common law), ordinances, rules or regulations, and, except for such steps as are necessary to disseminate the Schedule TO and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, Parent and Sub shall keep confidential the information contained in any such labels, lists, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information then in their possession.

SECTION 1.03. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Business Corporation Law of the State of New York (“NYBCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and the NYBCL. At the election of Parent, any other direct or indirect wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger.

SECTION 1.04. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.05. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and the NYBCL and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York or at such subsequent time or date as Parent and the Company shall specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.06. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 907 of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.07. Certificate of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) as in effect immediately prior to the Effective Time shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, such Company Certificate shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.08. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.09. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities; Exchange of Certificates

SECTION 2.01. Conversion of Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Sub:

(i) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock owned by the Company, Parent or Sub or any wholly-

owned subsidiary thereof immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any less than wholly-owned subsidiary of the Company or Parent (other than Sub) shall automatically be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)(ii) and Appraisal Shares (as defined below)) shall be converted into the right to receive the Offer Price in cash (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(b) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(a)(iii), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Merger Consideration as provided in Section 2.01(a)(iii). The Company shall serve prompt notice to Parent of any written demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate The Bank of New York to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the certificates representing Company Common Stock and shall deposit, or cause the

Surviving Corporation to deposit with the Paying Agent, on a timely basis, as and when needed after the Effective Time, cash necessary to pay the aggregate Merger Consideration in accordance with Section 2.01(a)(iii) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Exchange Fund as provided for in this Article II and the Exchange Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Sub or the Surviving Corporation.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.01, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect thereto. Upon surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. Such payment of the Merger Consideration shall be sent to such holder promptly by the Paying Agent after receipt by the Paying Agent of such Certificate, together with such letter of transmittal duly completed and validly executed along with such other documents as may reasonably be required by the Paying Agent. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall be liable for, the Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent or any employee, officer, director, agent or affiliate thereof, shall be liable to any person in respect of cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of

Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, with such disclosure to be applicable to other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsections reasonably apparent on its face) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in the case of clauses (i) (as it relates to the good standing of the subsidiaries of the Company), (ii) and (iii), where such failure, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect (as defined in Section 8.03). The Company has made available to Parent true and complete copies of the Company Certificate and the By-laws of the Company (the “Company By-laws”) and, upon request, will make available to Parent after the date of this Agreement true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement.

(b) Subsidiaries. Except as disclosed in the Filed Company SEC Documents (as defined in Section 3.01(e)), the Company has no subsidiaries. Except as otherwise set forth in the Filed Company SEC Documents, all the outstanding shares of capital stock or other equity or voting interests of each subsidiary of the Company are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, or other equity or voting interests in, any person.

(c) Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on June 16, 2004, (i) 14,876,431 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,266,082 shares of Company Common Stock were reserved for issuance pursuant to the 1994 Stock Incentive Plan, as amended prior to the date hereof, and the 2003 Stock Incentive Plan (such plans, collectively, the “Company Stock Plans”) (of which 1,742,527 shares were subject to outstanding Company Stock Options (as defined below)), (iv) 15,000 shares of Company Preferred Stock were reserved for issuance upon the exercise of the rights (the “Rights”) issued to the holders of Company Common Stock pursuant to the Rights Agreement dated as of November 2, 1998, as amended, between the Company and EquiServe Trust Company, N.A., as rights agent (the “Rights Agreement”) and (v) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares. Section 3.01(c) of the Company Disclosure Schedule sets forth, as of the close of business on June 16, 2004, the aggregate number of shares of Company Common Stock subject to outstanding options (collectively, the “Company Stock Options”) to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise and the weighted average exercise price of such Company Stock Options. Each Company Stock Option may, by its terms, be canceled and converted into the right to receive cash in connection with the Merger. All outstanding shares of Company Capital Stock are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c), as of the date of this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of Company Capital Stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or other voting securities or equity interests of the Company or (C) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis, warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any Company Capital Stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c), as of the date of this Agreement, there are no outstanding (1) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any subsidiary of the Company or (3) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable law, to obtaining the Stockholder Approval (as defined in Section 3.01(s)). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger and if required by applicable law, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders and (iii) recommending that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by applicable law), which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.02(b). In addition, the Board of Directors of the Company has taken all the actions and made all the approvals set forth in Sections 3.01(r) and 3.01(v).

The members of the Board of Directors of the Company have advised the Company that they intend to tender all shares of Company Common Stock owned by them into the Offer, except for the tender of shares of Company Common Stock that would subject a member of the Board of Directors of the Company to liability under Section 16(b) under the Exchange Act.

Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements to any third party under, any provision of (i) the Company Certificate or the Company By-laws or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each, including all amendments thereto, a “Contract”), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to the Company or any of its subsidiaries or to which their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect and, in the case of clause (ii), for such Contracts that have been filed as an exhibit to the Filed Company SEC Documents.

No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (each, a “Governmental Entity”), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, except for (1) such filings and approvals necessary to comply with applicable federal and state securities laws, including compliance with the applicable requirements of the Exchange Act such as the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Schedule 14D-9 Amendment, (B) a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (the “Proxy Statement”), if required by law, (C) any information statement (the “Information Statement”) required to be filed in connection with the Offer pursuant to Rule 14f-1 of the Exchange Act, and (D) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York and appropriate documents with the relevant authorities of Massachusetts and the other states in which the Company or any of its subsidiaries is qualified to do business and (3) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. (“Nasdaq”).

(e) SEC Documents; Liabilities. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since October 31, 2002 (together with all information incorporated therein by reference, the “Company SEC Documents”). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC pursuant to the Section 12(b), 12(g) or 15(d) of the Exchange Act. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents as of their respective filing dates, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or to the extent required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as referenced or reflected in the Company SEC Documents filed and publicly available prior to the date of this Agreement (each, a “Filed Company SEC Document”), including the financial statements included therein, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money of the Company and its subsidiaries is under letters of credit under the Demand Credit Facility, dated September 2, 1998, as amended on April 30, 2001 and April 28, 2003, between the Company and Fleet National Bank, and the aggregate amount of indebtedness outstanding under such letters of credit is less than $40 million and (ii) there are no guarantees by the Company or any of its subsidiaries of indebtedness of third parties for borrowed money.

(f) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (if any) will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

(g) Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents, since October 31, 2003 through the date of this Agreement, (i) the Company and its subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been (A) any change, development, effect or condition that, individually or in the aggregate, constitutes, has had, or is reasonably likely to have a Company Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock except for dividends by a wholly owned subsidiary of the Company to its parent, (C) any purchase, redemption or other acquisition by the Company or its subsidiaries of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants or rights to acquire such shares or other securities, (D) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, except for the issuance of Company Common Stock (and associated Rights) upon the exercise of Company Stock Options outstanding on June 16, 2004 and in accordance with their terms as in effect on such date, (E) amendment or authorization to amend the certificate of incorporation or by-laws (or similar organizational documents) of the Company or any of its subsidiaries, (F) any material change in accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable law, (G) any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund or (H) any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company and its subsidiaries, taken as a whole. Except as set forth in the Filed Company SEC Documents, since October 31, 2003 through the date of this Agreement, the Company and its subsidiaries have not (1) acquired, or agreed to acquire, (x) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (y) any assets that are material to the

Company and its subsidiaries, taken as a whole, other than inventory acquired in the ordinary course of business consistent with past practice, (2) directly or indirectly sold, leased, licensed, sold and leasedback, mortgaged or otherwise encumbered or subjected to any Lien or otherwise disposed of any of their properties or assets or any interest therein that are material to the Company and its subsidiaries, taken as a whole, except sales of inventory in the ordinary course of business consistent with past practice or (3) (A) entered into, modified, amended or terminated any Contract that is material to the Company and its subsidiaries, taken as a whole, or (B) sold, transferred or licensed to any person any material rights to the Intellectual Property of the Company and its subsidiaries, taken as a whole.

(h) Litigation. Except as disclosed in the Filed Company SEC Documents, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, order or decree outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its subsidiaries that, individually or in the aggregate, has had or are reasonably likely to have a Company Material Adverse Effect; provided that for purposes of this paragraph (h), any such suit, claim, action, investigation, proceeding, judgment, order, decree, investigation, notice, order or complaint shall not be deemed to have a Company Material Adverse Effect if and to the extent it is based on, or related to, the transactions contemplated by this Agreement.

(i) Contracts. Except for Contracts filed as exhibits to the Filed Company SEC Documents, as of the date of this Agreement, there are no Contracts that are required to be filed as an exhibit to any Company SEC Document under the Exchange Act and the rules and regulations promulgated thereunder.

None of the Company or any of its subsidiaries is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or assets is subject, and, to the knowledge of the Company, no other party to any of its Contracts is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or events, that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(j) Compliance with Laws. Except with respect to Environmental Laws (as defined in Section 3.01(m)(v)), which is the subject of Section 3.01(m), the Company and its subsidiaries are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees to which the Company or any of its subsidiaries is subject. Except as set forth in the Filed Company SEC Documents, none of the Company or any of its subsidiaries has received, since October 31, 2002, a notice or other written communication from a Governmental Entity alleging or relating to a possible violation of any applicable statute, law, ordinance, rule, regulation, judgment, order or decree, except for such instances of violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except with respect to Environmental Laws (which is the subject of Section 3.01(m)) or as disclosed in the Filed Company SEC Documents, the Company and its subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for such Permits, the failure to have, and such violations, defaults or events that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. There has not occurred an event which, to the knowledge of the Company, could reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit, except for such revocations, cancelations, non-renewals or modifications that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(k) Absence of Changes in Benefit Plans and Benefit Agreements. (i) Since October 31, 2003, through the date of this Agreement, except as set forth on Section 3.01(k) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has terminated, adopted, amended or agreed to amend any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former directors, officers, employees or consultants of the Company or any of its subsidiaries (collectively, “Company Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (as defined in Section 3.01(n)) or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as set forth on Section 3.01(k) of the Company Disclosure Schedule, there exist no (A) employment, consulting, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand, other than any immaterial agreement or arrangement with a person who as of the date of this Agreement is not a director or officer of the Company or (B) agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its subsidiaries of the nature contemplated by this Agreement, other than any immaterial agreement or arrangement with a person who as of the date of this Agreement is not a director or officer of the Company (all such agreements and arrangements described in clauses (A) and (B), collectively, “Company Benefit Agreements”). Since October 31, 2003, through the date of this Agreement, except as set forth on Section 3.01(k) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has terminated, adopted, amended or agreed to amend any Company Benefit Agreement.

(ii) Since October 31, 2003, through the date of this Agreement, except as set forth on Section 3.01(k) of the Company Disclosure Schedule, there has not been (A) any grant by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of any increase, in compensation, bonus or other benefits, except for increases of cash compensation and bonus in the ordinary course of business consistent with past practice, (B) any grant by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the right to receive any severance, change in control or termination pay, or increases therein, (C) any payment of any benefit to any current or former director, officer, employee or consultant or any grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder), except as required to comply with any applicable law or pursuant to any Company Benefit Agreement or Company Benefit Plan in accordance with its terms as in effect on October 31, 2003, (D) any adoption or entering into of any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary thereof, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, Company Benefit Agreement or other Contract or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or other Contract.

(iii) The aggregate amount of all payments or other economic benefits that could be received by the persons listed on Section 3.01(k) of the Company Disclosure Schedule (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement by the Company, the obtaining of the Stockholder Approval, the Offer or the consummation of the Merger or any of the other transactions contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) and that would be characterized as “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) (any such payment or benefit, an “Excess Parachute Payment”) does not exceed the amount set forth on such Section of the Company Disclosure Schedule opposite the names of such persons. Except as set forth above, no person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company could receive any Excess Parachute Payments.

(iv) Other than payments that may be made to the groups of persons listed in Section 3.01(k) of the Company Disclosure Schedule in the aggregate amounts set forth therein, neither the execution and delivery of this Agreement by the Company, the obtaining of the Stockholder Approval, the Offer nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its subsidiaries to severance, change in control or termination pay, (B) except pursuant to the Company Stock Plans, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(v) Except as set forth on Section 3.01(k) of the Company Disclosure Schedule, no person is entitled to receive any additional payment from the Company or any of its subsidiaries or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such person.

(l) Labor Matters. There are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to employees of the Company or any of its subsidiaries, except where such dispute, strike, work stoppage or lockout, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(m) Environmental Matters. Except as disclosed in the Filed Company SEC Documents and except for such matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect: (i) each of the Company and its subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as now conducted, and is in compliance with all such Environmental Permits;

(ii) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as defined below), and none of the Company or its subsidiaries has received any communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or has, or may have, liability under any Environmental Law;

(iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim; and

(iv) to the knowledge of the Company, there have been no releases of any Hazardous Materials (as defined below) that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

(v) Definitions. (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, or other response, removal or remediation conducted by or on behalf of a Governmental Entity, natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, release or threatened release of, or exposure to, any Hazardous Materials at any location, whether or not currently or formerly owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(B) “Environmental Laws” means all domestic or foreign (whether national, federal, state, provincial or otherwise) laws, rules, regulations, orders, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or human health or safety.

(C) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

(D) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing material, polychlorinated biphenyls (“PCBs”) or PCB containing material or equipment, radon gas, infectious or medical wastes, that are regulated pursuant to any Environmental Law.

(n) ERISA Compliance. (i) Section 3.01(n) of the Company Disclosure Schedule contains a list of all Company Benefit Plans, including each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as a “Company Pension Plan”), and “employee welfare benefit plan” (as defined in Section 3(1) of ERISA). The Company has delivered or made available to Parent complete and correct copies of (A) each material Company Benefit Plan and Company Benefit Agreement (or,

in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (B) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each such Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each such Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and group annuity contract relating to any such Company Benefit Plan and (E) the most recent Internal Revenue Service determination or opinion letter for each Company Pension Plan intended to be tax-qualified under Section 401(a) of the Code.

(ii) Each Company Benefit Plan has been administered in accordance with its terms. The Company, its subsidiaries and their employees and each Company Benefit Plan are in compliance with the applicable provisions of ERISA and the Code, and all other applicable laws, except to the extent that any noncompliance, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(iii) All Company Pension Plans intended to be tax-qualified have received favorable determination or opinion letters from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that is reasonably likely to adversely affect its qualification.

(iv) With respect to each Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, such Company Benefit Plan (including any such plan covering retirees or other former employees) may be amended or terminated on or at any time after the Effective Time without the imposition of any material liability on the Company or any of its subsidiaries. Except as set forth on Section 3.01(n) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan or Company Benefit Agreement.

(v) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has or expects to incur any actual or contingent liability under, any Company Benefit Plan that is (A) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or that is otherwise subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (B) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(o) Taxes. (i) Each of the Company and its subsidiaries and any consolidated, combined, unitary, affiliates or aggregate group of which the Company and any of its subsidiaries is a member (an “affiliated group”), has timely filed all material Tax Returns (as defined below in clause (v)) required to be filed by it and each such return was complete and correct in all material respects at the time of filing. Each of the

Company and each of its subsidiaries and any affiliated group has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns (including Taxes for which no Tax Returns are required to be filed) and all other material Taxes as are due. The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company and its subsidiaries and any affiliated group for all taxable periods and portions thereof through the date of such financial statements, including as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any Tax.

(ii) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for Taxes not yet due.

(iii) None of the Company or any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(iv) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(v) As used in this Agreement, (A) “Taxes” shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts and (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (B) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

(p) Title to Properties. (i) Each of the Company and its subsidiaries has good and, in the case of real property, marketable title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. All such properties and assets, other than properties and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens, except for (A) Liens for current Taxes or assessments not delinquent, (B) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (C) the rights, if any, of vendors having possession of tooling of the Company and its subsidiaries, (D) Liens securing rental payments under capital lease arrangements and (E) other Liens that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(ii) Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(q) Intellectual Property. (i) The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property (as defined below in clause (iii)) that is material to their businesses and operations as now being conducted, except where the failure to have such rights, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(ii) To the knowledge of the Company, none of the Company or any of its subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such interference, infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the knowledge of the Company, threatened, suit, claim, action, investigation or proceeding before or by any Governmental Entity with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved, except for any such charge, complaint, claim, demand, notice, suit, action, investigation or proceeding that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, to the knowledge of the Company, no other person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its subsidiaries, except for any such interference, infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(iii) As used in this Agreement, “Intellectual Property” shall mean trademarks (registered or unregistered), service marks, brand names, certification marks,

trade dress, assumed names, tradenames and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

(r) State Takeover Statutes. Assuming the accuracy of Parent’s and Sub’s representations in Section 3.02(f), the approval of this Agreement, the Offer, the Merger and the other transactions contemplated hereby by the Board of Directors of the Company referred to in Section 3.01(d) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has approved the consummation of the Offer, the Merger and the other transactions contemplated hereby for purposes of Chapter 110C of the Massachusetts Business Corporation Law. To the knowledge of the Company, no other state takeover or similar statute or regulation is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

(s) Voting Requirements. The affirmative vote at the Stockholders Meeting (as defined in Section 5.01(b)) or any adjournment or postponement thereof or the written consent in lieu thereof of the holders of a majority of the votes represented by all the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is, if required by applicable law, the only vote of the holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement or the Merger (if such adoption is required by applicable law). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any transaction contemplated hereby other than the Merger; provided that no such affirmative vote shall be required if the Merger can be effected pursuant to Section 253 of the DGCL.

(t) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(u) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., stating that, as of the date of the opinion and subject to the qualifications and limitations set forth in its written opinion, the consideration to be received in the Offer and Merger by the Company’s stockholders (other than Parent, Sub and their affiliates) is fair, from a financial point of view, to the Company’s stockholders, a copy of which opinion will be delivered to Parent by the Company promptly after receipt by the Company.

(v) Rights Agreement. The Company has delivered or made available to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement. The Company and the Board of Directors of the Company have taken all action necessary (i) to render the Rights inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (ii) to ensure that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby, (B) neither Parent nor Sub will be a “15% Stockholder” (as such term is defined in the Rights Agreement) as a result of the approval, execution or delivery of this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated hereby and (iii) to provide that the Rights will expire immediately prior to the Effective Time.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, is not reasonably likely to prevent or materially impede or delay the consummation of the Offer, the Merger or any of the other transactions contemplated hereby or have a material adverse effect on the ability of Parent and Sub to perform their obligations under this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company true and complete copies of its Restated Articles of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date of this Agreement.

(b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of Parent, as the sole stockholder of Sub, of the Offer, the Merger, this Agreement and the other transactions contemplated hereby which approval Parent has given. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements to any third party under, any provision of (i) the Restated Articles of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Sub, (ii) any Contract to which Parent or Sub is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Parent or Sub or to which their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, results, losses, Liens or entitlements that, individually or in the aggregate, has not had and are not reasonably likely to have a Parent Material Adverse Effect.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby or the compliance by Parent and Sub with the provisions of this Agreement, except for (1) such filings and approvals necessary to comply with applicable federal and state securities laws, including compliance with the applicable requirements of the Exchange Act such as the filing with the SEC of (A) the Offer Documents and (B) such reports under Section 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York and appropriate documents with the relevant authorities of Massachusetts and the other states in which the Company or any of its subsidiaries is qualified to do business and (3) any filings required under the rules and regulations of Nasdaq or the New York Stock Exchange.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 Amendment or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement (if any) will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and the Offer shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

(d) Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

(e) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement (including matters ancillary to the Existing Offer prior to the date of this Agreement).

(f) Company Capital Stock. As of the date hereof, except for (i) 50 shares of Company Common Stock owned by Sub and (ii) 50 shares of Company Common Stock owned by Parent, none of Parent, Sub or any of their respective subsidiaries beneficially owns any Company Capital Stock and none of Parent, Sub or any of their respective subsidiaries, affiliates or associates is an “interested stockholder”, as such term is defined in Section 203 of the DGCL or has been an “interested stockholder” in the three years prior to this Agreement.

(g) Financing. Parent has access to sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, as required by law, or as expressly contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses, and continue all pricing, sales, receivables and payables practices, in the ordinary course consistent with past practice and comply with all applicable laws, rules and regulations and use all commercially reasonable efforts to preserve their assets, brands, licenses and technology and their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent, as set forth in Section 4.01(a) of the Company Disclosure Schedule or as expressly permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a wholly owned subsidiary of the Company to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or any other securities of the Company or its subsidiaries or any options, warrants, or rights to acquire any such shares or other securities or (C) split, combine, reclassify or otherwise change any of its capital stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, other than the issuance of Company Common Stock (and associated Rights) upon the exercise of Company Stock Options outstanding on June 16, 2004 and in accordance with their terms as in effect on such date;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Capital Stock on a deferred basis or other rights that are linked to the value of Company Common Stock, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on June 16, 2004 in accordance with their terms as in effect on such date);

(iii) amend or authorize to amend its certificate of incorporation or by-laws (or similar organizational documents);

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets that are material to the Company and its subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein that are material to the Company and its subsidiaries, taken as a whole, except sales of inventory in the ordinary course of business consistent with past practice;

(vi) (x) incur any indebtedness for borrowed money or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

(vii) incur or commit to incur any capital expenditure that in the aggregate are in excess of $250,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) waive, release, grant or transfer any right of material value to the Company and its subsidiaries, taken as a whole, or (C) waive any material benefits of, or agree to modify in any respect adverse to the Company or its subsidiaries, or fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

(ix) (A) enter into, modify, amend or terminate any Contract that is material to the Company and its subsidiaries, taken as a whole, or (B) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property of the Company or any of its subsidiaries;

(x) take any action (or omit to take any action that the Company or such subsidiary may legally take) if such action (or omission) is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VI not being satisfied;

(xi) commence any suit, action or proceeding (other than a suit, claim, action or proceeding as a result of a suit, action or proceeding commenced against the Company or any of its subsidiaries);

(xii) change its fiscal year;

(xiii) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

(xiv) make any material election with respect to taxes or enter into any settlement or compromise of any material tax liability or refund;

(xv) revalue any of its material assets;

(xvi) terminate, adopt, amend or agree to amend any Company Benefit Agreement or Company Benefit Plan;

(xvii) (A) grant any current or former director, officer, employee or consultant any increase in compensation, bonus or other benefits, or pay any bonus of any kind or amount to any current or former director, officer, employee or consultant, except to the extent required to comply with any applicable law or with any Company Benefit Plan or Company Benefit Agreement set forth on Section 3.01(k) or Section 3.01(n) of the Company Disclosure Schedule in accordance with its terms as in effect on the date hereof, (B) grant or pay to any current or former director, officer, employee or consultant any severance, change in control or termination pay, or increases therein, except to the extent required to comply with any applicable law or with any Company Benefit Plan or Company Benefit Agreement set forth on Section 3.01(k) or Section 3.01(n) of the Company Disclosure Schedule in accordance with its terms as in effect on the date hereof, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder), except to the extent required to comply with any applicable law or with any Company Benefit Plan or Company Benefit Agreement set forth on Section 3.01(k) or Section 3.01(n) of the Company Disclosure Schedule in accordance with its terms as in effect on the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary thereof, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any

Company Benefit Plan, Company Benefit Agreement or other Contract, except to the extent required to comply with any applicable law or with any Company Benefit Plan, Company Benefit Agreement or other Contract set forth on Section 3.01(k) or Section 3.01(n) of the Company Disclosure Schedule in accordance with its terms as in effect on the date hereof or (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or other Contract; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, cause any and all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to Taxes to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound (other than any such agreement, arrangement or practice to which any person other than the Company or any of its subsidiaries is a party or is otherwise entitled to indemnification or any similar right) to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder. The Company shall deliver to Sub at the Closing a certificate, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

(c) Advice of Changes; Filings. The Company shall (i) confer with Parent on a regular and frequent basis to report on operational matters and other matters reasonably requested by Parent and (ii) promptly advise Parent orally and in writing of any change or event that has had or is reasonably likely to have a Company Material Adverse Effect. Upon obtaining knowledge thereof, the Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Exhibit A or Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d) Litigation. The Company shall provide to Parent immediate written notice and copies of all pleadings and correspondence in connection with any suit, claim, action, investigation or proceeding before or by a Governmental Entity against the Company and its subsidiaries and/or their directors relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its subsidiaries to, nor authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries to (and shall instruct such persons not to), directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any Takeover Proposal (as defined below) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal. The Company shall, and shall cause each of its subsidiaries and each director, officer and employee of the Company or any of its subsidiaries and each investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive as a whole of such person than the Confidentiality Agreement (as defined in Section 5.02); provided that all such information not previously provided to Parent is provided or made available on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income or assets of the Company and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company’s subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Sub) the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, (B) determine that this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, is no longer advisable, (C) recommend that the stockholders of the Company reject this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, (D) recommend the approval or adoption of any Takeover Proposal or (E) resolve, agree or propose to take any such actions (each such action set forth in this Section 4.02(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal or resolve, agree or propose to adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such actions. Notwithstanding the foregoing, at any time prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, the Board of Directors of the Company may (i) if such Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would result in a breach of its fiduciary duties to the stockholders of the Company under applicable law, make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal that was unsolicited and did not otherwise result from a breach of this Section 4.02, cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into a binding Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 7.01(f) and specifying the terms and conditions of, and the identity of any person making, the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three business day period) and (B) the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Sections 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or simultaneously with such termination). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement as described in this Section 4.02(b), the Board of Directors of the Company shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.

The term “Superior Proposal” means any bona fide written offer by a third party that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) is more favorable to the Company’s stockholders than the Offer and the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise, (ii) is reasonably capable of being completed, taking in to account all financial, legal, regulatory and other aspects of such proposal and (iii) is not contingent upon receipt of financing.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent in writing of any request for information that the Company reasonably believes contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) If the adoption of this Agreement by the Company’s stockholders is required by applicable law, as promptly as practicable following the acceptance of shares of Company Common Stock in the Offer, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the expiration of the Offer. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. If at anytime prior to the receipt of Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided, that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after the Proxy Statement is transmitted to Parent for its review. The Company shall not mail any Proxy Statement to which Parent reasonably objects.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable law, the Company shall, as promptly as practicable following the acceptance of shares of Company Common Stock in the Offer, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger. The Company shall cause the Stockholders Meeting to be held as promptly as practicable following the acceptance of shares of Company Common Stock in the Offer. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or the occurrence of any Adverse Recommendation Change. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without the adoption of this Agreement by the stockholders of the Company in accordance with Section 253 of the DGCL and Section 907 of the NYBCL.

(c) Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent, Sub or any other subsidiary or controlled affiliate of Parent to be voted in favor of this Agreement and the transactions contemplated hereby.

SECTION 5.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors, agents and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including using commercially reasonable efforts to make available the work papers of KPMG LLP). Except as required by law, Parent will hold, and will direct its officers, employees, investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives to hold any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement between Parent and the Company dated as of June 8, 2004 (the “Confidentiality Agreement”).

SECTION 5.03. Commercially Reasonable Efforts; Notification. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Exhibit A and Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be required to agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets (whether tangible or intangible) or businesses of Parent and its subsidiaries, taken as a whole, or the Company and subsidiaries, taken as a whole, and the Company shall not, and shall not permit any of its subsidiaries to, take any such action with respect to any such assets or businesses without the express written consent of Parent. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

SECTION 5.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to effect the following:

(i) each Company Stock Option outstanding and unexercised immediately prior to the Effective Time shall be canceled as of the Effective Time with the holder thereof becoming entitled to receive an amount in cash equal to the product of (A) the excess of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option; and

(ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

(b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c) The Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or any of their respective subsidiaries or any interest in respect of any such capital stock (including any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units).

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents), under the DGCL or otherwise shall be assumed and performed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms from and after the Effective Time.

(b) In the event that Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.05, and in such event all references to the Surviving Corporation in this Section 5.05 shall be deemed a reference to such successor and assign.

(c) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Parent may substitute therefor insurance policies of a reputable and financially sound insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall Parent be required to pay annual premiums for insurance under this Section 5.05(c) in excess of 200% of the amount of the aggregate premiums paid by the Company for fiscal year 2004 for such purpose (which fiscal year 2004 premiums are hereby represented and warranted by the Company to be $314,000); provided that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. The Company will seek to obtain, and may obtain, prior to the acceptance of shares of Company Common Stock in the Offer, irrevocable directors’ and officers’ liability insurance having a term of six years which covers the items described in this Section 5.05(c); provided, that, (i) the Company may only obtain such insurance if the cost thereof is $942,000 or less and reasonable advance notice is provided to Parent and (ii) prior to the acceptance of shares of Company Common Stock in the Offer, Parent may require the Company to substitute therefor insurance policies of a reputable and financially sound insurance company the terms of which, including coverage and amount, are no less favorable in any material respect to insurance proposed to be obtained by the Company.

(d) Parent shall cause the Surviving Corporation to comply with its obligations set forth in this Section 5.05, including by promptly providing any necessary funds to satisfy such obligations.

(e) The provisions of this Section 5.05 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

SECTION 5.06. Fees and Expenses. (a) All fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing the Offer Documents, the Schedule 14d-9, the Information Statement and the Proxy Statement and the solicitation of the Stockholder Approved (if required by applicable law) shall be shared equally by Parent and the Company.

(b) In the event that (i) (A) a Takeover Proposal has been made to the Company or its stockholders or a Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(iii), (C) the Offer remained open until the earlier of (1) the scheduled expiration date thereof and (2) the termination of this Agreement in accordance with its terms, and the Minimum Tender Condition (as such term is defined in Exhibit A) was not met and (D) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (provided that, for purposes of this Section 5.06(b), the number “35” shall be substituted for the number “15” in the definition of Takeover Proposal), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $10,400,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(D), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses in connection with such suit, together with interest on the amounts set forth in this Section 5.06 at a rate per annum equal to 4%.

SECTION 5.07. Public Announcements. Unless otherwise required by applicable law, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with Nasdaq or any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(v)) necessary or desirable (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement if reasonably requested by Parent) in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated hereby. If any “Distribution Date” occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Offer Price and/or Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Offer, the Merger and the other transactions contemplated hereby. Except as provided in this Section 5.08, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

SECTION 5.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement the Offer, the Merger and any of the transactions contemplated hereby shall be paid by the Company out of its own funds.

SECTION 5.10. Directors. (a) Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate for appointment or election to the then existing Board of Directors of the Company, upon written notice to the Company, such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors, rounded down to the nearest whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub bears to (ii) the number of such shares outstanding, and the Company shall use its reasonable efforts, at such time, to cause Sub’s designees to be so elected, provided, however, that in the event that Sub’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least two directors who are Directors on the date of this Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall, upon request of Sub, use its reasonable efforts to cause Sub’s designees to be elected to the Company Board of Directors, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall use its reasonable efforts to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees). Sub and Parent shall supply to the Company all information with respect to Sub, Parent and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. In connection with the foregoing, the Company shall promptly, at the option of Sub, to the extent necessary, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Sub’s designees to be elected or appointed to the Board of Directors of the Company as provided above.

(b) Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Sub constitute a majority of the Company’s Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend, modify or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company’s rights, benefits or remedies hereunder, (iii) amend the Company Certificate or Company By-laws if such action would adversely affect the holders of Company Common Stock other than Parent and Sub, (iv) extend the time for performance of any obligation of Parent or Sub hereunder (v) extend or alter the Effective Time or (vi) take any other action under or in connection with this Agreement required to be taken by the Company’s Board of Directors.

(c) Prior to the Effective Time, the Company shall cause each member of its Board of Directors, other than Sub’s designees, to execute and deliver a letter effectuating his or her resignation as a director of such Board of Directors effective immediately prior to the Effective Time.

SECTION 5.11. Employee Matters.

(a) Parent agrees that, for a period of one year after the Effective Time, it shall, or shall cause the Surviving Corporation to, provide the employees of the Company as of the Effective Time who remain employees of the Company thereafter (“Company Employees”) with either employee benefits substantially comparable in the aggregate to those available to such Company Employees as of the date hereof (excluding for all purposes stock-based plans and other equity-based compensation arrangements) or employee benefits substantially comparable in the aggregate to those available to similarly situated employees of Parent.

(b) Parent agrees that it shall, or shall cause the Surviving Corporation to, cause the employee benefit plans that cover Company Employees after the Effective Time to credit such Company Employees for their service with the Company and its affiliates (and any predecessors) for purposes of eligibility and vesting under such plans (and also to credit such service under any applicable vacation or severance policies or programs) to the same extent that such service was credited under any similar plan of the Company, but not to the extent such credit would result in a duplication of benefits. Such plans also shall permit Company Employees (and their eligible spouses and dependents) to participate in such plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, except to the extent that such restrictions or limitations would have been applicable under the comparable Company plan as of the Effective Time. In addition, each plan will credit Company Employees (and their eligible spouses and dependents) with amounts, if any, paid during the applicable plan year in which the Effective Time occurs under the plan towards deductibles, co-pays and out-of-pocket maximums.

(c) Nothing contained in this Section 5.11 or elsewhere in this Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Company Employee or any change in the particular employee benefits available to any such individual Company Employee or the amendment or termination of any particular Company Benefit Plan or Company Benefit Agreement in accordance with the terms of such Company Benefit Plan or Company Benefit Agreement.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction, or to the waiver by such party, on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Stockholder Approval (if required by applicable law) shall have been obtained.

(b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(c) Purchase of Shares in the Offer. Parent, Sub or their affiliates shall have purchased, or caused to be purchased, the shares of Company Common Stock properly tendered pursuant to the Offer and not withdrawn.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval (if any) has been obtained:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) unless any Company Common Stock has been accepted for payment pursuant to the Offer, if the Merger shall not have been consummated by the Outside Date, unless failure to consummate the Merger prior to such date principally results from a material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if there exists any Legal Restraint permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling to other action shall be in effect and shall have become final and nonappealable; provided, that, the party seeking to terminate shall have used its reasonable efforts to challenge such Legal Restraint; or

(iii) if the Offer has expired or has been terminated in accordance with the terms set forth in this Agreement (including Exhibit A) without Company Common Stock having been accepted for payment pursuant to the Offer; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(c) by Parent, in the event that (1) an Adverse Recommendation Change shall have occurred or been proposed or (2) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement within three business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal (which reaffirmation must also include unconditional rejection of such Takeover Proposal); provided, however, that this Agreement may not be terminated pursuant to this clause if Sub has accepted shares of Company Common Stock for payment pursuant to the Offer;

(d) by Parent if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within

30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause if Sub has accepted shares of Company Common Stock for payment pursuant to the Offer;

(e) by the Company if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause if Sub has accepted shares of Company Common Stock for payment pursuant to the Offer; or

(f) by the Company prior to the acceptance of shares of Company Common Stock pursuant to the Offer in accordance with Section 4.02(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(c), Section 3.01(t), Section 3.02(d), the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a material and intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained (if required by applicable law); provided, however, that after such approval or adoption has been obtained (if required by applicable law), there shall be made no amendment that by law requires further approval or adoption by stockholders without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained (if required by applicable law), there shall be made no waiver that by law requires further approval or adoption by stockholders without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, subject to the provisions of Section 5.10(b).

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time. This Section 8.01 shall not limit this Article VIII or any covenant or agreement of the parties which by its terms applies, or is to be performed in whole or in part, after the Effective Time.

SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or on the next business day after deposit with a recognized overnight courier having next business day delivery (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Jones Apparel Group, Inc.

1411 Broadway

New York, NY 10018

Attention: Chief Operating and Financial Officer

General Counsel

with copies to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Scott A. Barshay, Esq.

if to the Company, to:

Maxwell Shoe Company Inc.

101 Sprague Street

Hyde Park (Boston), MA 02137-0037

Attention: Chief Executive Officer

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention:	Jonathan K. Layne, Esq.
Scott A. Kislin, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Company Material Adverse Effect” means any change, development, effect or condition that, individually or in the aggregate, (i) has had, or is reasonably likely to have, a material and adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole and (ii) has had, or is reasonably likely to have, a material adverse effect on the ability of the Company to consummate the Merger and to perform its obligations under this Agreement (and which otherwise relates to the Company or its subsidiaries), other than, in the case of any of the foregoing, (1) the effects of changes that are generally applicable to the industry and markets in which the Company and its subsidiaries operate, (2) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets or (3) any effects on the employees, suppliers, licensors or customers of the Company and its subsidiaries directly resulting from the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions; provided, that, this clause (3) shall be disregarded for purposes of determining the accuracy of the representations and warranties contained in Section 3.01(d);

(c) “person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

(d) a “subsidiary” of any person means another person of which an amount of the outstanding voting securities or other voting ownership or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the outstanding equity interests) is owned directly or indirectly by such first person; and

(e) “to the knowledge of the Company” means the actual knowledge by any executive officer of the Company of the existence or absence of facts which would contradict a particular representation or warranty of the Company.

SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Subsection, Exhibits or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and except for the provisions of Section 5.05 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) any Delaware State court and (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) any Federal court of the United States of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

JONES APPAREL GROUP, INC.,

by	/S/ PETER BONEPARTH
Name:	Peter Boneparth
Title:	President and Chief Executive Officer

MSC ACQUISITION CORP.,

by	/S/ PETER BONEPARTH
Name:	Peter Boneparth
Title:	President

MAXWELL SHOE COMPANY INC.,

by	/S/ MARK J. COCOZZA
Name:	Mark J. Cocozza
Title:	Chairman of the Board and Chief Executive Officer

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Sub, would represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”). The term “Fully Diluted Shares” means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before or at the time of the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

(a) there shall be instituted or pending any action or proceeding by any Governmental Entity, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the shares of Company Common Stock by Sub, Parent or any other affiliate of Parent or the consummation by Sub, Parent or any other affiliate of Parent of the Merger or the other transactions contemplated by this Agreement or (B) seeking to obtain damages in connection therewith, (2) seeking to restrain or prohibit the full rights of ownership or operation by Sub, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of Parent or its affiliates, or to compel Sub, Parent or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of Parent or its affiliates or the Company or any of its subsidiaries or seeking to impose any limitation on the ability of Sub, Parent or any other affiliate of Parent to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Sub, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock or Rights, including, without limitation, the right to vote any shares of Company Common Stock acquired by any such person on all matters properly presented to the Company’s stockholders, (4) seeking to require divestiture by Sub, Parent or any other affiliate of Parent of any shares of Company Common Stock or (5)

seeking any material diminution in the benefits expected to be derived by Sub, Parent or any other affiliate of Parent as a result of the Offer, the Merger or any transactions contemplated by this Agreement;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Sub, Parent or any other affiliate of Parent or (2) to the Offer, the Merger or the other transactions contemplated by this Agreement, by any Governmental Entity, which might directly or indirectly result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above;

(c) any Company Material Adverse Effect shall have occurred or be reasonably likely to occur;

(d) (1) an Adverse Recommendation Change shall have occurred or been proposed or (2) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement within three business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal (which reaffirmation must also include the unconditional rejection of such Takeover Proposal);

(e) (i) any representation or warranty of the Company set forth in Section 3.01(a), 3.01(c), 3.01(k), 3.01(r), 3.01(s), 3.01(t), 3.01(u) or 3.01(v), the second paragraph of Section 3.01(d) or clauses (B), (C), (D) or (E) of Section 3.01(g) shall not be true and correct in all material respects as of such time (except to the extent such representation and warranty expressly relates to an earlier time, in which case on and as of such earlier time) or (ii) any other representation or warranty of the Company set forth in this Agreement shall not be true and correct as of such time (except to the extent such representation and warranty expressly relates to an earlier time, in which case on and as of such earlier time), except, in the case of clause (ii), to the extent that the facts or matters as to which such representation or warranty is not so true and correct as of such date (without giving effect to any qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect;

(f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

(g) any approval, permit, authorization, consent or other action or non-action of any Governmental Entity or third party which is material to the Company and its subsidiaries, taken as a whole, and which is necessary to consummate the Merger shall not have been obtained; or

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(h) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may (subject to Section 1.01) be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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EXHIBIT B

TO THE MERGER AGREEMENT

Amended and Restated Certificate of Incorporation

of the Surviving Corporation

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Maxwell Shoe Company Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities,

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or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

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